Contacts:
                                                  Medtronic:
                                                  Dale Beumer
                                                  Investor Relations
                                                  612/514-3038

                                                  Jessica Stoltenberg
                                                  Public Relations
                                                  612/514-3333


F O R   I M M E D I A T E   R E L E A S E


               MEDTRONIC, SOFAMOR DANEK ANNOUNCE MERGER COMPLETION

         MINNEAPOLIS, MN, and MEMPHIS, TN, January 27, 1999 -- Medtronic, Inc. (NYSE: MDT), and Sofamor Danek Group, Inc. (NYSE: SDG), today announced that shareholders of Sofamor Danek have approved the merger of the two companies and that the transaction closed today. Under terms of the agreement, shareholders of Sofamor Danek receive 1.65159 shares of Medtronic stock for each outstanding share of Sofamor Danek common stock in a pooling of interests transaction.
         "The merger with Sofamor Danek establishes Medtronic's neurological and spinal business as the global market leader with more than $1 billion in revenues during the next fiscal year," said William W. George, Medtronic chairman and chief executive officer. "It considerably broadens and strengthens Medtronic's market position and innovative technology portfolio in the spinal and neurosurgery fields."
         "We now are positioned to develop and market a full array of neurological and spinal surgery products and to leverage our respective distribution channels," said John Meslow, president of the Medtronic neurological and spinal surgery organization. Sofamor Danek is the leader in the $850 million worldwide market for technologies used by spine surgeons. Headquartered in Memphis, the company produces a number of products that treat a variety of disorders of the cranium and spine, including traumatically induced conditions, degenerative conditions, deformities and tumors. Adding to its full line of advanced medical technologies for the treatment of spinal disorders, Sofamor Danek is planning the 1999 market introduction of its new Interfix(TM) threaded fusion device, a titanium alloy cage for use in spinal fixation.
         Ron Pickard, former chief executive officer of Sofamor Danek, will become president of Medtronic's Spinal and Neurosurgery business. In this role, he will also assume responsibility for Medtronic's neurosurgery businesses including Medtronic PS Medical, the world's leading developer and manufacturer of hydrocephalic shunts, and Medtronic Midas Rex, a developer and manufacturer of high-speed, pneumatic-powered neurological instruments. Pickard will report to Meslow.
         In related news, company officials announced the construction of a new plant in Haltom City, TX. The new plant, with 96,000 square feet of space, will house the manufacturing operations of Medtronic Midas Rex.
         As previously noted, Medtronic will take one-time transaction related charges in its current quarter, which ends January 29, 1999.
         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10-K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.